Exhibit 99.2
Deerfield Capital Corp.
3rd Quarter 2008 Conference Call Script
FINANCIAL RELATIONS BOARD
Good morning and welcome to Deerfield Capital Corp.’s third quarter 2008 conference call. The earnings press release was distributed yesterday, November 10, after the market close. In the release, the company has reconciled all Non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on the company’s web site at www.deerfieldcapital.com under “Press Releases.” Additionally, we are hosting a live web cast of today’s call, which you can access under the header “Investor Relations.” Following this live call, an audio-web cast will be available for one month on the company’s web site at www.deerfieldcapital.com under the same header.
Management will provide an overview of the quarter, and then we’ll open the call to your questions. Before we begin, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Deerfield Capital Corp. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today’s press release and from time to time in the company’s filings with the SEC. The company does not undertake a duty to update any forward-looking statements.
Additionally, we wanted to remind participants that the information contained in this call is current only as of the date of this call, November 11, 2008, and the company assumes no obligation to update any statements, including forward-looking statements made during this call. Listeners to any replay should understand that the passage of time by itself will diminish the quality of the statement.
I would now like to introduce to you Jonathan Trutter, chief executive officer of Deerfield Capital Corp., and turn the call over to him for his opening remarks. Jonathan, please go ahead...

JONATHAN TRUTTER, CEO
Thank you. I would like to welcome you to today’s call and thank you for your participation. Joining me today from the company are Frank Straub, our CFO, Aaron Peck, managing director and senior portfolio manager of DFR, and other members of DFR’s management team.
We appreciate you joining us today. As you all know, the third quarter of 2008 was a period of marked deterioration of global financial markets resulting in a historical coordinated international response. During the quarter, among other significant events, Fannie Mae and Freddie Mac were both placed in federal conservatorship, Lehman Brothers filed for bankruptcy and the financial health of several large financial institutions was threatened. Despite numerous actions by the US Treasury Department and the Federal Reserve Bank, and their international counterparts, equity and credit markets experienced considerable stress. Fixed income markets were marked by significant illiquidity, spread widening and price volatility.
Our third quarter results reflected the conditions of these broader financial markets. Despite positive core earnings, DFR took significant non-cash charges during the quarter. DFR posted a loss of $156.9 million, which included $110 million of non-cash impairment charges related to goodwill and intangible assets associated with its asset management subsidiary, Deerfield Capital Management. This quarterly loss also included impairment charges on loans and declining prices for securities and loans considered “held for sale.” Core earnings, which eliminates certain non-cash charges and income tax expense from GAAP earnings, were a positive $7.9 million for the quarter.
The economic turmoil also impacted the assets under management, or AUM, in our investment management segment. Our government arbitrage trading fund, which represented assets under management of $331 million as of October 1, exhibited poor year to date performance through October resulting in a notice of significant redemption by investors. All of the positions in this fund have been liquidated to cash, and the fund is expected to be closed by November 30, 2008.
In response to the challenging economic environment, we implemented a cost savings initiative intended to more properly align our cost structure with our projected revenue streams. Similar actions are being taken across our entire industry. Our cost savings initiative involves reducing our headcount by 25 people, or approximately 27% of our total workforce, and decreasing compensation expenses in other areas. The compensation payable to those 25 employees accounts for approximately 37% of the Company’s annual compensation expense. These reductions were largely related to our government arbitrage trading business and the associated back-office infrastructure. On an annual basis, this initiative is expected to save approximately $10 million of annual compensation and benefit expense and in excess of $1 million of other general operating expense. We believe these actions will make our asset management business cashflow positive in 2009 without the presumption of any new successful business initiatives. Despite the material adjustment to our cost structure, our goal has been to ensure that

Deerfield remains fully staffed in the core areas of our ongoing business lines. We believe we have retained the staffing continuity to not only manage existing portfolios, but also to grow in our core areas of expertise.
Our cash position remains stable. As of September 30, we had cash, cash equivalents, unencumbered liquid securities and net equity in financed liquid securities of approximately $78 million. This includes cash, cash equivalents and unencumbered liquid securities of approximately $50 million. While the financial markets remained volatile during the quarter, our cash position, contractual investment management revenues and smaller portfolio footings have allowed us to maintain a stable financial position with core earnings generation.
In our principal investing segment, we believe our investment portfolio continues to be prudently levered, with paydowns on our residential mortgage-backed securities, or RMBS, holdings being used to build cash. Our RMBS portfolio has been further reduced since the end of the second quarter, declining 6.7%. As mentioned in earlier calls, the accumulation of cash will be used in the longer-term for strategic investments in new managed accounts. In addition, we have continued to reduce our alternative asset holdings, through paydowns and selective asset sales, in order to enhance liquidity and reduce risk. In our corporate leveraged loan and commercial real estate portfolio, our assets declined in the third quarter by approximately 3.1%, to $379.1 million.
TERMINATION OF REIT STATUS
As we announced on October 2, DFR terminated its REIT status retroactive to January 1, 2008 and converted to a C corporation. This conversion results in the potential creation of future tax savings, which we estimate to total $85 to $95 million including projected cash savings of $8 to $12 million for 2008. These tax savings create an extremely valuable off-balance sheet asset for DFR.
SHARE REPURCHASE AND RETENTION OF UBS
In August of this year, we announced that our board of directors had authorized the repurchase of up to $1 million of our common stock. The amount of this repurchase was limited by the terms of our Series A and Series B notes. To date, we have repurchased and subsequently retired 220,000 shares of our common stock in private transactions at an average split-adjusted price of $4.40 per share.
In the prior quarter’s call, we also discussed the formation of a special committee of our board, the Strategic Relations Committee, to explore opportunities to enhance shareholder value. This committee retained UBS Investment Bank to assist in this process. While we have no update at this time as to the timing, structure or probability of any strategic transaction, UBS and the Strategic Relations Committee continue to actively pursue opportunities to enhance shareholder value.

We have previously mentioned that we are targeting near term growth through two primary initiatives:
1.	Acquiring CDO management contracts from managers that are looking to exit the CDO management business, and

2.	Adding AUM through the creation of new investment products.
In our CDO contract acquisition strategy, we have continued to evaluate opportunities to acquire management contracts on terms that we believe to be economically viable. In our new investment products strategy, we are exploring new product concepts and continue to have conversations with interested potential investors who recognize the attractive investment opportunities available in the current asset pricing environment.
Now I would like to turn the call over to our CFO, Frank Straub, for a more detailed discussion of the 3rd quarter financial results. Frank?
FRANK STRAUB, CFO
Thank you, Jonathan.
The Company reported a GAAP net loss for the quarter of $156.9 million, or $22.81 per split-adjusted share, and core earnings of positive $7.9 million, or $1.14 per share. Core earnings is a non-GAAP measure that the company uses to evaluate its financial results. Please see our latest quarterly earnings release or 10-Q for a reconciliation of core earnings to our GAAP net loss. Core earnings eliminates the impact of certain non-cash charges. The most significant items impacting our GAAP results and added back for purposes of core Earnings for the quarter were the following:
•	goodwill impairment of $78.2 million;

•	intangible asset impairment of $32.1 million;

•	provision for loan losses of $15.5 million; and

•	other net losses on loans and securities, primarily unrealized, totaling $31.8 million.
In accordance with accounting standards, the significant decline in our overall market value during the quarter required an interim analysis of our goodwill for possible impairment as of September 30, 2008. This analysis resulted in our recognizing full impairment of the remaining goodwill balance of $78.2 million. This decision was the result of the combined effect of several factors. These inputs included lower market multiples for our publicly-traded peer group, continued decline in our overall equity market value and, to a lesser extent, reduced estimated cash flows from our investment management segment, compared to cash flows at the date of acquisition, as a result of lower assets under management.

The intangible asset impairment charge of $32.1 million primarily relates to the intangible asset associated with the government arbitrage investment fund we currently manage. This intangible asset became fully impaired during the quarter as the fund exhibited poor performance and received significant notices of redemption. As Jonathan previously mentioned, this fund has been liquidated to cash and will be closed by November 30, 2008.
The provision for loan loss was primarily related to one borrower — a medical education company, which is being significantly impacted by unfavorable changes in its industry’s regulatory environment. Other net losses consisted of unrealized losses in our RMBS portfolio and Market Square CLO loans held for sale portfolio.
From a balance sheet perspective, our book value on a GAAP basis was $9.50 per share at quarter end — and $12.23 on an economic basis. Economic book value adds back unrealized losses in excess of the equity at risk associated with Market Square CLO, which we are required to consolidate under GAAP. However, as Market Square CLO is a bankruptcy remote entity, if these largely unrealized losses were realized, they would be borne by certain Market Square debt holders, rather than DFR. Similarly, if the equity in Market Square was sold at quarter end and the subsidiary was deconsolidated, we would expect the company’s pro forma GAAP book value to be $12.23 per share or significantly higher, depending on the sale price of that equity.
The termination of the company’s REIT status, retroactive to January 1, 2008, provides us with potential future tax savings estimated to be between $85 and $95 million, or $12.74 to $14.24 per share. The economics of these savings are available to us even though we were unable to recognize an on-balance sheet asset as of September 30, 2008, due to the ongoing disruption and uncertainty in the credit markets. Additionally, converting to a C corporation provides more flexibility for future capital investment and was a step in shifting our business model toward the Investment Management Segment.
Although the continued decline in overall global markets and the weakness in the U.S. economy continue to put pressure on our business, we have taken the following steps to help improve our future earnings and liquidity. We decided to implement a cost savings initiative with the expectation of not only improving operating results but also increasing our overall future cash position. This initiative was necessary to properly align our cost structure with projected revenue streams in order to ensure that our overall business operations remain cash flow positive going forward. To be clear, none of the expected annual savings of approximately $11 million associated with this cost savings initiative has been added to back to core earnings, which I described earlier. These $11 million of cost savings represent expected future cash savings.
Finally, we also worked with the representatives of the holders of our approximately $123 million of trust preferred debt securities and to obtain a waiver of our net worth covenant through April 1, 2010.

While we recognize the difficult environment in which we are operating, we continue to stay focused on managing our existing businesses and believe that our recent actions will better position us from an overall cash and operating perspective. We are also hopeful that we can introduce new funds and investments that capitalize on our investment management expertise and the many market opportunities this market dislocation has presented.
And now I would like to turn the call back to Jonathan.
JONATHAN TRUTTER
Thank you, Frank.
We thank all of you on the phone for your participation on this call today. And now, I would like to open the call for questions at this time.